Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Veraz Networks, Inc.:
We consent to the use of our report included herein and to the reference to our firm under the heading “experts” in the prospectus.
Our report refers to an accounting change as a result of the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment.
/s/ KPMG LLP
Mountain View, California
March 29, 2007